EXHIBIT TO ITEM 77H

For RiverSource Strategic Income Allocation Fund:

During the fiscal period ended September 30, 2007, Ameriprise Financial, Inc., through its initial capital investment, was the owner of record of more than 25% of the outstanding shares of the Fund.